For further information contact Randgold Resources:
CEO Dr Mark Bristow +44 (0) 779 775 2288
CFO Roger Williams +44 (0) 779 771 9660

FTSE UPGRADES RANDGOLD RESOURCES' INVESTABILITY RATING

London, 22 December 2003 - The FTSE committee has increased Randgold
Resources' investability weighting from 50% to 75% following an increase in the company's free float to the 55% level. The London and Nasdaq listed gold miner was included in the FTSE 250 index earlier this year.

The new weighting is likely to result in index tracking funds increasing their holdings in Randgold Resources. Chief executive Dr Mark Bristow said this marked another significant advance in the company's corporate marketing thrust and showed the increasing liquidity in Randgold Resources' shares.

DISCLAIMER: Statements made in this document with respect to Randgold Resources' current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at Morila, estimates of reserves and mine life and liabilities arising from the closure of Syama. Randgold Resources assumes no obligation to update information in this release.

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Issued on behalf of Randgold Resources Limited by du Plessis Associates.
dPA contact Kathy du Plessis Tel: +27 (0) 83 266 5847
or e-mail: randgoldresources@dpapr.com <mailto:randgoldresources@dpapr.com>
website: www.randgoldresources.com <http://www.randgoldresources.com>
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